Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271475

PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated May 5, 2023)

FOXO Technologies Inc.

Up to 10,062,500 Shares of

Class A Common Stock Issuable Upon

Exercise of Public Warrants

Up to 316,250 Shares of

Class A Common Stock Issuable Upon

Exercise of Private Warrants

Up to 1,905,853 Shares of

Class A Common Stock Issuable Upon

Exercise of Assumed Warrants

Up to 5,288,364 Shares of Class A Common Stock

Up to 316,250 Private Warrants to

Purchase Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 5, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-271475) with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on May 30, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to (i) 10,062,500 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), issuable upon the exercise of 10,062,500 publicly-traded warrants with an exercise price of $11.50 per share (the “Public Warrants”), which were originally issued by Delwinds (as defined in the Prospectus) as part of its initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, (ii) 316,250 shares of our Class A Common Stock issuable upon the exercise of 316,250 private warrants (the “Private Warrants”) with an exercise price of $11.50 per share, which were originally issued to DIAC Sponsor LLC (the “Sponsor”) (and such securities were subsequently distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities) in a private placement of units at a purchase price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and (iii) 1,905,853 shares of Class A Common Stock issuable upon the exercise of 1,905,853 warrants at an exercise price of $6.21 per share, which were originally issued to accredited investors by Legacy FOXO (as defined in the Prospectus) in a private placement of convertible debentures and warrants and assumed by us pursuant to the Business Combination ( as defined in the Prospectus).

The Prospectus and this prospectus supplement also relate to the potential offer and resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (a) up to 5,288,364 shares of Class A Common Stock, which consists of (i) 4,039,614 shares of Class A Common Stock, which were originally issued to the Sponsor in the form of Founder Shares (as defined in the Prospectus) (and such securities were subsequently distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities) at an initial purchase price of approximately $0.004 per share, (ii) 632,500 shares of Class A Common Stock, which were originally issued to the Sponsor (and subsequently distributed to the permitted transferees of the Sponsor) in a private placement of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, (iii) up to 316,250 shares of our Class A Common Stock issuable upon exercise of 316,250 Private Warrants held by the members of the Sponsor at an exercise price of $11.50 per share, and (iv) 300,000 shares of Class A Common Stock issued to J.V.B. Financial Group, LLC (“JVB”), acting through its Cohen & Company Capital Markets division, in connection with the transactions contemplated by that certain Amendment and Termination Agreement, dated as of September 15, 2022, which shares are being registered pursuant to a general release agreement entered into between the Company and JVB, providing for a general release, effective upon effectiveness of this registration statement, of any and all claims by JVB against the Company in exchange for the registration of JVB’s shares of Class A Common Stock for resale; and (b) up to 316,250 Private Warrants held by the members of the Sponsor to purchase up to 316,250 shares of Class A Common Stock at an exercise price of $11.50 per share. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders.

Our Class A Common Stock is currently listed on the NYSE American LLC (“NYSE American”) under the symbol “FOXO.” On May 26, 2023, the closing price of our Class A Common Stock was $0.3055. Our Public Warrants are currently quoted on the OTC Pink Marketplace under the symbol “FOXOW.” On May 26, 2023, the closing price of our Public Warrants was $0.0006.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting standards. As such, we have elected to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 30, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): May 26, 2023

FOXO TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39783	85-1050265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

729 N. Washington Ave., Suite 600 Minneapolis, MN	55401
(Address of Principal Executive Offices)	(Zip Code)

(612) 562-9447

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	FOXO	NYSE American

Warrants, each warrant exercisable for one share of Class A Common Stock for $11.50 per share	FOXO WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Exchange Offer and PIK Note Offer to Amend

On May 26, 2023, FOXO Technologies Inc. (the “Company,” “we,” “us” or “our”) consummated (i) its issuer tender offer to all holders of the Company’s Assumed Warrants (as defined below) to receive 4.83 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), in exchange for each Assumed Warrant tendered pursuant to the terms and subject to the conditions set forth in the Company’s issuer tender offer statement on Schedule TO and the related exhibits included therein originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2023, and amended by Amendment No. 1 on May 5, 2023 and Amendment No. 2 on May 30, 2023 (the “Exchange Offer”), and (ii) its issuer tender offer to all holders of the Company’s 15% Senior Promissory Notes (the “PIK Notes”) that were issued to accredited investors in a private placement pursuant to a Senior Promissory Note Purchase Agreement, dated September 20, 2022, between the Company and each purchaser thereof (the “PIK Note Purchase Agreement”), to receive 1.25 shares of Class A Common Stock for every $1.00 of the Original Principal Amount (as defined in the PIK Notes) of such holder’s PIK Notes, in exchange for the consent by such holder of PIK Notes to amendments to the PIK Note Purchase Agreement, pursuant to the terms and subject to the conditions set forth in the Company’s issuer tender offer statement on Schedule TO and the related exhibits included therein originally filed with the SEC on April 27, 2023, and amended by Amendment No. 1 on May 5, 2023 and Amendment No. 2 on May 30, 2023 (the “PIK Note Offer to Amend”). The Exchange Offer and the PIK Note Offer to Amend each expired at 11:59 p.m., Eastern Time, on May 26, 2023 (the “Exchange Offer Expiration Date” or the “PIK Note Offer to Amend Expiration Date,” as applicable).

Warrants eligible to be tendered pursuant to the Exchange Offer included all 1,905,853 of the Company’s outstanding warrants to purchase one share of Class A Common Stock per warrant at an exercise price per share of $6.21, subject to adjustment, that were originally issued to accredited investors by FOXO Technologies Operating Company (“Legacy FOXO”) in a private placement of convertible debentures (as amended, the “Original Debentures”) and warrants to purchase shares of Class A common stock of Legacy FOXO (as amended, the “Original Warrants” and together with the Original Debentures, the “Original Securities”) and assumed by us pursuant to the business combination of our predecessor, Delwinds Insurance Acquisition Corp. and Legacy FOXO consummated on September 15, 2022 (the “Business Combination”) (the “Assumed Warrants” and together with the Original Securities, the “Securities”).

As part of the Exchange Offer, the Company also solicited consents from holders of the Assumed Warrants to amend and restate in its entirety the Securities Purchase Agreement, dated as of January 25, 2021 (as amended, the “Original Securities Purchase Agreement”), by and between Legacy FOXO (and assumed by the Company in connection with the Business Combination) and each purchaser of Original Securities identified on the signature pages thereto, which governs all of the Securities, pursuant to the terms of an Amended and Restated Securities Purchase Agreement (the “Amendment and Restatement”), to provide that the issuance of shares of Class A Common Stock and certain issuances of Common Stock Equivalents (as defined in the Original Securities Purchase Agreement) in connection with the Exchange Offer, the PIK Note Amendment (as defined below), the 2022 Debenture Release (as defined below), a Private Placement (as defined below) and a Public Financing (as defined below), and as Private Placement Additional Consideration (as defined below), as well as any previous issuance of Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement), do not trigger, and cannot be deemed to have triggered, any anti-dilution adjustments in the Securities.

In order to tender Assumed Warrants in the Exchange Offer, holders were required to consent to the Amendment and Restatement and a general release (the “Exchange Offer General Release Agreement”). Holders who tendered their Assumed Warrants in the Exchange Offer were deemed to have authorized, approved, consented to and executed the Amendment and Restatement and the Exchange Offer General Release Agreement.

The consummation of the Exchange Offer was conditioned upon, among other things, stockholder approval of the issuance of Class A Common Stock as required by NYSE American Company Guide Section 713, and that Assumed Warrants, the holders of which purchased at least 50.01% in interest of the Original Debentures based on the initial Subscription Amounts (as defined in the Original Securities Purchase Agreement) thereof (which is the minimum amount required to amend the Original Securities Purchase Agreement), are tendered in the Exchange Offer.

Pursuant to the Exchange Offer, an aggregate of 1,647,201 Assumed Warrants were tendered, the holders of which purchased at least 50.01% in interest of the Original Debentures based on the initial Subscription Amounts thereof. As disclosed in Item 5.07 of this Current Report on Form 8-K, the Company’s stockholders approved the issuance of Class A Common Stock in connection with the Exchange Offer at the Company’s 2023 Annual Meeting of Stockholders held on May 26, 2023 (the “Annual Meeting”). We issued an aggregate of 7,955,948 shares of Class A Common Stock to the holders of Assumed Warrants who participated in the Exchange Offer, on the terms and subject to the conditions of the Exchange Offer. The Amendment and Restatement and the Exchange Offer General Release Agreement are each effective as the Exchange Offer Expiration Date.

Pursuant to the PIK Note Offer to Amend, the Company solicited approval from holders of PIK Notes to amend the PIK Note Purchase Agreement to permit the following issuances by the Company of Class A Common Stock and Common Stock Equivalents (as defined in the PIK Note Purchase Agreement), without prepaying the PIK Notes: (i) the issuance of shares of Class A Common Stock in connection with the PIK Offer Note Offer to Amend, (ii) the issuance of shares of Class A Common Stock in connection with the Exchange Offer, (iii) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in connection with the 2022 Debenture Release (as defined below), (iv) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in (a) a private placement of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $5 million (a “Private Placement”) and/or (b) a registered offering of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $20 million (a “Public Financing”); provided that (A) the proceeds of a Private Placement resulting in gross proceeds to the Company of at least $2 million are used by the Company to prepay not less than 25% of the Outstanding Principal Balance (as defined in the PIK Notes) as of the date of prepayment on a pro rata basis upon the closing of such Private Placement, and (B) the proceeds of a Public Financing resulting in gross proceeds to the Company of at least $10 million are used by the Company to prepay all of the Outstanding Principal Balance as of the date of prepayment upon the closing of such Public Financing, and (v) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) as Private Placement Additional Consideration (as defined below) (collectively, the “PIK Note Amendment”).

In order to participate in the PIK Note Offer to Amend, in addition to consenting to the PIK Note Amendment, holders of PIK Notes were required to consent to a general release (the “PIK Note Offer to Amend General Release Agreement”). Holders who participated in the PIK Note Offer to Amend were deemed to have authorized, approved, consented to and executed the PIK Note Amendment and the PIK Note Offer to Amend General Release Agreement.

The consummation of the PIK Note Offer to Amend was conditioned upon, among other things, stockholder approval of the issuance of Class A Common Stock as required by NYSE American Company Guide Section 713, and the receipt of consent of holders that purchased at least 50.01% in interest of the aggregate principal balance of the PIK Notes (which is the minimum amount required to amend the PIK Note Purchase Agreement) (the “Majority Consent”).

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Pursuant to the PIK Note Offer to Amend, all PIK Note holders participated in the PIK Note Offer to Amend, and therefore Majority Consent was obtained. As disclosed in Item 5.07 of this Current Report on Form 8-K, the Company’s stockholders approved the issuance of Class A Common Stock in connection with the PIK Note Offer to Amend at the Annual Meeting. We issued an aggregate of 4,321,875 shares of Class A Common Stock on a pro rata basis to the PIK Note holders who participated in the PIK Note Offer to Amend, on the terms and subject to the conditions of the PIK Note Offer to Amend. The PIK Note Amendment and the PIK Note Offer to Amend General Release Agreement are each effective as of the PIK Note Offer to Amend Expiration Date.

Because the PIK Note Amendment was approved, if the Company conducts a Private Placement, each investor who participates in the Private Placement who was a holder of Assumed Warrants or PIK Notes as of the commencement of the Exchange Offer or the PIK Note Offer to Amend, as applicable, and each former holder of 2022 Debentures (as defined below), may receive additional shares of Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement or the PIK Note Purchase Agreement, as applicable) in addition to the other terms of such Private Placement offered to all investors, whether or not such holder participated in the Exchange Offer or the PIK Note Offer to Amend, as applicable (the “Private Placement Additional Consideration”).

The Company’s Board of Directors (the “Board”) has also authorized the Company to offer Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement or the PIK Note Purchase Agreement, as applicable) in exchange for a general release by the former holders of 10% Original Issue Discount Convertible Debentures issued in 2022 by Legacy FOXO (the “2022 Debentures”), which 2022 Debentures were automatically converted into Class A common stock of Legacy FOXO and exchanged by the Company for Class A Common Stock in connection with the Business Combination, subject to stockholder approval and other conditions to be determined by the Company, at a future date to be determined by the Company (the “2022 Debenture Release”). As currently contemplated, and subject to change, each former holder of the 2022 Debentures that executes such general release would receive approximately 0.67 shares of Class A Common Stock for every $1.00 of original principal amount of its 2022 Debentures, and if all former holders of 2022 Debentures execute such general release, up to 18,760,000 shares of Class A Common Stock would be issued by the Company to such former holders of the 2022 Debentures.

The foregoing description of the Amendment and Restatement, the Exchange Offer General Release Agreement, the PIK Note Amendment and the PIK Note Offer to Amend General Release Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and Restatement, the Exchange Offer General Release Agreement, the PIK Note Amendment and the PIK Note Offer to Amend General Release Agreement, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Exchange Offer and the PIK Note Offer to Amend and the issuance of shares of Class A Common Stock in connection with the Exchange Offer and the PIK Note Offer to Amend is incorporated herein by reference. The shares of Class A Common Stock issued to holders of Assumed Warrants or PIK Notes who participated in the Exchange Offer or the PIK Note Offer to Amend, as applicable, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were instead offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. In connection with the Exchange Offer, all holders of tendered Assumed Warrants represented that they were “accredited investors.” The holders of Assumed Warrants previously represented to the Company that they were “accredited investors” in connection with the transactions in which such holders acquired the Securities. Similarly, in connection with the PIK Note Offer to Amend, all participating holders of PIK Notes represented that they were “accredited investors.”

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to FOXO Technologies Inc. 2022 Equity Incentive Plan

At the Annual Meeting, the Company’s stockholders, upon the recommendation of the Board, approved an amendment to the FOXO Technologies Inc. 2022 Equity Incentive Plan (the “2022 Plan”) to increase the number of shares reserved for issuance thereunder by 3,232,385 shares of Class A Common Stock (the “Plan Amendment”). Descriptions of the 2022 Plan and the Plan Amendment are set forth in the section entitled “Proposal 6 – Equity Incentive Plan Share Increase” in the Company’s definitive proxy statement for the Annual Meeting filed with the SEC on May 4, 2023 (the “Proxy Statement”), and such descriptions are incorporated by reference herein. Those descriptions and the description of the Plan Amendment in this Item 5.02 of this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the 2022 Plan, as amended by the Plan Amendment, a copy of which is attached hereto and incorporated herein by reference in its entirety as Exhibit 10.5 to this Current Report on Form 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 26, 2023, the Company held the Annual Meeting. At the Annual Meeting, the Company’s stockholders voted on eight (8) proposals, each of which is described in more detail in the Proxy Statement. At the beginning of the Annual Meeting, there were 17,424,619 shares of Class A Common Stock present or represented by proxy at the Annual Meeting, which represented approximately 63.55% of the voting power of the shares of the Company’s outstanding shares of voting stock entitled to vote at the Annual Meeting, and which constituted a quorum for the transaction of business. Holders of Class A Common Stock were entitled to one vote for each share held as of the close of business on April 10, 2023. Summarized below are the final voting results for each proposal submitted to a vote of the stockholders at the Annual Meeting. The proposals below are described in detail in the Proxy Statement.

Proposal 1. Election of Director.

Nominee	For	Against	Abstentions	Broker Non-Votes
Bret Barnes	15,275,011	0	375,243	1,774,365

Bret Barnes was elected to serve as a director until the next annual meeting or until the election and qualification of his successor.

Proposal 2. Approval of an amendment to our Second Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding Class A Common Stock at a ratio ranging from one-for-ten (1:10) to one-for-one hundred (1:100) (the “Reverse Split”) with the exact ratio within such range to be determined at the sole discretion of the Board and with such Reverse Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion provided that the Reverse Split be effected prior to the one-year anniversary of the date the Reverse Split is approved by our stockholders.

For	Against	Abstentions
16,644,104	742,136	38,379

There were no broker non-votes on this proposal.

The stockholders approved the Reverse Split.

Proposal 3. Approval of, for purposes of complying with NYSE American Rule 713, the issuance of shares of Class A Common Stock in an amount equal to or in excess of 20% of our Class A Common Stock outstanding immediately prior to such issuance in connection with the Exchange Offer.

For	Against	Abstentions	Broker Non-Votes
14,811,535	823,520	15,199	1,774,365

The stockholders approved the issuance of shares of Class A Common Stock in an amount equal to or in excess of 20% of our Class A Common Stock outstanding immediately prior to such issuance in connection with the Exchange Offer.

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Proposal 4. Approval of, for purposes of complying with NYSE American Rule 713, the issuance of shares of Class A Common Stock in an amount equal to or in excess of 20% of our Class A Common Stock outstanding immediately prior to such issuance as consideration for the holders of PIK Notes for entering into the PIK Note Amendment.

For	Against	Abstentions	Broker Non-Votes
14,896,645	740,510	13,099	1,774,365

The stockholders approved the issuance of shares of Class A Common Stock in an amount equal to or in excess of 20% of our Class A Common Stock outstanding immediately prior to such issuance as consideration for the holders of PIK Notes for entering into the PIK Note Amendment.

Proposal 5. Approval of, for purposes of complying with NYSE American Rule 713, the issuance of shares of Class A Common Stock in an amount equal to or in excess of 20% of our Class A Common Stock outstanding immediately prior to such issuance as consideration to former holders of the 2022 Debentures that execute a general release.

For	Against	Abstentions	Broker Non-Votes
15,110,320	521,248	18,686	1,774,365

The stockholders approved the issuance of shares of Class A Common Stock in an amount equal to or in excess of 20% of our Class A Common Stock outstanding immediately prior to such issuance as consideration to former holders of the 2022 Debentures that execute a general release.

Proposal 6. Approval of the Plan Amendment, as described in Item 5.02 of this Current Report on Form 8-K.

For	Against	Abstentions	Broker Non-Votes
14,754,566	886,308	9,380	1,774,365

The stockholders approved the Plan Amendment.

Proposal 7. Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

For	Against	Abstentions
17,077,789	186,977	159,853

There were no broker non-votes on this proposal.

The stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Proposal 8. Authorization to adjourn the Annual Meeting.

For	Against	Abstentions
16,876,745	495,901	51,973

There were no broker non-votes on this proposal.

The stockholders approved the authorization to adjourn the Annual Meeting.

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Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements.” Any statements contained in this Current Report on Form 8-K that do not describe historical facts may constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “if”, “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology and include statements regarding the 2022 Debenture Release, the Reverse Split and whether the Company will conduct a Private Placement and/or a Public Financing. These forward-looking statements are based on information currently available to the Company’s management as well as estimates and assumptions made by its management and are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s or its industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. These forward-looking statements are made as of the date of this Current Report on Form 8-K, and the Company does not undertake an obligation to update these forward-looking statements after such date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Securities Purchase Agreement.

10.2	Exchange Offer General Release Agreement.

10.3	Amendment No. 1 to Senior Promissory Note Purchase Agreement.

10.4	PIK Note Offer to Amend General Release Agreement.

10.5	FOXO Technologies Inc. 2022 Equity Incentive Plan, as amended.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOXO Technologies Inc.

By:	/s/ Tyler Danielson
	Name:	Tyler Danielson
	Title:	Interim Chief Executive Officer

Date: May 30, 2023

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Exhibit 10.1

AMENDED AND RESTATED

SECURITIES PURCHASE AGREEMENT

This Amended and Restated Securities Purchase Agreement (this “Amendment and Restatement”) is made effective as of the Expiration Date (as defined in the Offer and Consent Solicitation (as defined below)) (the “Effective Date”) and has been consented to by FOXO Technologies Inc., a Delaware corporation (the “Company”), and the Requisite Holders (as defined below). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in that certain Securities Purchase Agreement, dated January 25, 2021 (as amended from time to time prior to the date hereof, the “Original Securities Purchase Agreement”), which governs all of the Securities (as defined below) prior to the Effective Date.

RECITALS

WHEREAS, subject to the terms and conditions set forth in the Original Securities Purchase Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, FOXO Technologies Operating Company (“Legacy FOXO”) issued to accredited investors (the “Securityholders”) 12.5% Original Issue Discount Convertible Debentures (as amended, the “Original Debentures”) and warrants to purchase shares of Legacy FOXO’s Class A common stock (as amended, the “Original Warrants” and together with the Original Debentures, the “Original Securities”);

WHEREAS, the Original Securities Purchase Agreement and the Original Warrants were assumed by the Company in connection with a business combination between the Company’s predecessor, Delwinds Insurance Acquisition Corp., and Legacy FOXO, consummated on September 15, 2022 (the “Business Combination” and such warrants, as assumed, the “Assumed Warrants” and together with the Original Securities, the “Securities”), and the Original Debentures were mandatorily converted into shares of Class A common stock of Legacy FOXO and then exchanged into shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), upon consummation of the Business Combination;

WHEREAS, in connection with the Company’s tender offer with respect to the exchange of the Assumed Warrants for shares of Class A Common Stock, as set forth in that certain Offer to Exchange Warrants to Acquire Shares of Class A Common Stock and Consent Solicitation of FOXO Technologies Inc., dated April 27, 2023 (the “Offer and Consent Solicitation”), a copy of which has been delivered to each Holder, the Company will exchange each tendered Assumed Warrant for shares of Class A Common Stock, on the terms and subject to the conditions set forth in the Offer and Consent Solicitation, which is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, concurrently with the Offer and Consent Solicitation, the Company is also soliciting, in exchange for shares of Class A Common Stock (the “PIK Note Offer to Amend”), the approval of certain amendments to that certain Senior Promissory Note Purchase Agreement, dated September 20, 2022, between the Company and the purchasers party thereto (the “PIK Note Amendment”), pursuant to which the Company has issued 15% Senior Promissory Notes to accredited investors (the “PIK Notes”);

WHEREAS, the Company also plans to offer shares of Class A Common Stock or Common Stock Equivalents in exchange for a general release by the former holders of the 10% Original Issue Discount Convertible Debentures issued in 2022 by Legacy FOXO (the “2022 Debentures”), which 2022 Debentures were exchanged by the Company for Class A Common Stock in connection with the Business Combination, subject to stockholder approval and other conditions to be determined by the Company, at a future date to be determined by the Company;

WHEREAS, the Company may conduct in a private placement an equity, equity-linked or debt financing resulting in gross proceeds to the Company no greater than $5 million (the “Private Placement”) and/or a registered offering of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $20 million if the. PIK Note Amendment has been approved, and pursuant to such Private Placement each investor who participates in the Private Placement who was a holder of Assumed Warrants or a holder of PIK Notes as of the commencement of the Offer and Consent Solicitation and the PIK Note Offer to Amend, as applicable, and each former holder of 2022 Debentures, may receive additional shares of Class A Common Stock or Common Stock Equivalents as further consideration for participating in the Private Placement, in addition to the equity purchase price and other terms of such Private Placement offered to all investors; and

WHEREAS, in connection with the foregoing transactions, the Company and the Requisite Holders (as defined below) desire to amend the Original Securities Purchase Agreement as set forth herein and to restate the Original Securities Purchase Agreement in its entirety to read as set forth in the Original Securities Purchase Agreement with the amendments set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1.	Amendments to Original Securities Purchase Agreement. Effective as of the Effective Date and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the definition of “Exempt Issuance” in Section 1.1 of the Original Securities Purchase Agreement is hereby amended by deleting the word “and” immediately prior to clause (f) thereof and adding the following new clauses (g), (h), (i), (j) and (k) at the end thereof:

“(g) shares of Common Stock in connection with the exchange offer by the Company (the “Exchange Offer”) to exchange for Common Stock all of the warrants exchanged for those warrants issued pursuant to this Agreement in a private placement with an exercise price of $6.21 per share of Common Stock, subject to adjustment (the “Assumed Warrants”), (h) shares of Common Stock in connection with the approval of certain amendments to the terms of the Company’s outstanding 15% Senior Promissory Notes (the “PIK Notes”) pursuant to an offer by the Company (the “PIK Note Offer to Amend”) conducted concurrently with the Exchange Offer (the “PIK Note Amendment”), (i) shares of Common Stock or Common Stock Equivalents in connection with the general release by the former holders of the 10% Original Issue Discount Convertible Debentures issued in 2022 by FOXO Technologies Operating Company (the “2022 Debentures”), which 2022 Debentures were exchanged by the Company for Common Stock in connection with a business combination between FOXO Technologies Operating Company and the Company’s predecessor, Delwinds Insurance Acquisition Corp., (j) if the Company conducts (x) a private placement of equity, equity-linked or debt financing resulting in gross proceeds to the Company no greater than $5 million (the “Private Placement”) and/or (y) a registered offering of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $20 million (“Public Financing”), because the PIK Note Amendment has been approved, (A) shares of Common Stock or Common Stock Equivalents issued or issuable in such Private Placement and/or Public Financing and (B) shares of Common Stock or Common Stock Equivalents that may be offered by the Company to each investor who participates in the Private Placement who was a holder of Assumed Warrants or PIK Notes as of the commencement of the Exchange Offer or the PIK Note Offer to Amend, as applicable, and each former holder of 10% Original Issue Discount Convertible Debentures issued in 2022 by FOXO Technologies Operating Company, as further consideration for participating in the Private Placement, in addition to the equity purchase price and other terms of such Private Placement offered to all investors, and (k) shares of Common Stock or Common Stock Equivalents issued or deemed to be issued by FOXO Technologies Operating Company or the Company on or after January 25, 2021 and before the Expiration Date (as defined in that certain Offer to Exchange Warrants to Acquire Shares of Class A Common Stock and Consent Solicitation of FOXO Technologies Inc., dated April 27, 2023).”

2.	Conditions to Effectiveness. This Amendment and Restatement shall become effective as of the Effective Date contemporaneously for the entirety of the Securityholders pursuant to Section 5.5 of the Original Securities Purchase Agreement, only if the holders of Assumed Warrants that purchased at least 50.01% in interest of the Original Debentures (based on the initial Subscription amounts thereof) (the “Requisite Holders”) have consented to this Amendment and Restatement by executing and delivering, on or prior to the Expiration Date, a Letter of Transmittal and Consent, together with any other required documents in accordance with the terms of the Offer and Consent Solicitation, electing thereby to participate in the Offer and Consent Solicitation.

3.	Approval of Amendment and Restatement; No Execution Required. By a Securityholder’s execution and delivery of a Letter of Transmittal and Consent, together with any other required documents in accordance with the terms of the Offer and Consent Solicitation, electing thereby to participate in the Offer and Consent Solicitation, such Securityholder shall be deemed to have authorized, approved, consented to and executed this Amendment and Restatement.

4.	Effect of Amendment and Restatement. As of the Effective Date, this Amendment and Restatement amends, restates, supersedes and replaces in its entirety any prior agreement or understanding between the parties relating to the subject matter hereof, including the Original Securities Purchase Agreement, according to the terms and provisions set forth herein.

5.	References to and Effect on the Original Securities Purchase Agreement.

a.	On and after the effectiveness of this Amendment and Restatement, each reference in the Original Securities Purchase Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Original Securities Purchase Agreement, and each reference in the applicable Transaction Documents to “the Purchase Agreement”, “thereunder”, “thereof” or words of like import referring to the Original Securities Purchase Agreement, shall mean and be a reference to this Amendment and Restatement.

b.	Without limiting any of the other provisions of the Original Securities Purchase Agreement, as amended and restated by this Amendment and Restatement, any references in the Original Securities Purchase Agreement to the phrases “on the date hereof”, “on the date of this Agreement” or words of similar import shall mean and be a reference to the date of the Original Securities Purchase Agreement (which is January 25, 2021).

Exhibit 10.2

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “General Release Agreement”) is made and entered into effective as of the Expiration Date (as defined in the Offer and Consent Solicitation (as defined below)), between FOXO Technologies Inc., a Delaware corporation (the “Company”), and the undersigned (the “Holder,” and together with the Company, the “Parties”, and each, a “Party”).

WHEREAS, the Holder is a holder of the Company’s warrants to purchase one share of Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), per warrant at an exercise price of $6.21, subject to adjustment, that were originally issued pursuant to a certain Securities Purchase Agreement (as amended, the “Original Securities Purchase Agreement”) to accredited investors by FOXO Technologies Operating Company (“Legacy FOXO”) in a private placement of convertible debentures (as amended, the “Original Debentures”) and warrants (as amended, “Original Warrants” and together with the Original Debentures, the “Original Securities”) and assumed by the Company pursuant to the business combination of its predecessor, Delwinds Insurance Acquisition Corp., and Legacy FOXO consummated on September 15, 2022 (the “Assumed Warrants”);

WHEREAS, in connection with the Company’s tender offer with respect to the exchange of the Assumed Warrants for shares of Class A Common Stock as set forth in that certain Offer to Exchange Warrants to Acquire Shares of Class A Common Stock and Consent Solicitation of FOXO Technologies Inc., dated April 27, 2023 (the “Offer and Consent Solicitation”), a copy of which has been delivered to the Holder, the Company intends to exchange each tendered Assumed Warrant for shares of Class A Common Stock, on the terms and subject to the conditions of the Offer and Consent Solicitation, which is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, pursuant to the terms set forth in the Offer and Consent Solicitation, in order for a holder of Assumed Warrants to tender Assumed Warrants in the Offer and Consent Solicitation, such holder must consent to this General Release Agreement;

WHEREAS, the Holder may or may not also be a holder of the Company’s 15% Senior Promissory Notes (the “PIK Notes”) issued pursuant to a certain Senior Promissory Note Purchase Agreement entered into by the Company and the Holder, if applicable, on September 20, 2022 (the “PIK Note Purchase Agreement”); and

WHEREAS, the Parties desire to execute and deliver this general release on the terms and conditions set out herein.

NOW, THEREFORE, in consideration of the premises set out above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this General Release Agreement have the respective meanings assigned to them in the Offer and Consent Solicitation.

2. General Release.

(a) In consideration of the covenants, agreements, and undertakings of the Company under the Offer and Consent Solicitation and this General Release Agreement, effective upon the Expiration Date, the Holder, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, managers, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the Company and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, predecessors, employees, officers, directors, shareholders, managers, members, agents (including, without limitation, Joseph Gunnar & Co., LLC, as Placement Agent for the Company’s securities), representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Expiration Date, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this General Release Agreement and, if the Holder is a holder of any PIK Notes as of the Expiration Date, any Claims arising after the Expiration Date under the PIK Notes and the PIK Note Purchase Agreement; provided, however, that this General Release Agreement shall not relieve the Company from (i) its indemnification obligations under indemnification agreements with the Company’s current or former directors and officers, (ii) its obligations pursuant to employment agreements with the Company’s current or former employees or (iii) its repayment obligations pursuant to the PIK Note Purchase Agreement and the PIK Notes, which shall remain in full force and effect (the “Released Claims”). Notwithstanding anything else in this General Release Agreement to the contrary, by executing this General Release Agreement (by Holder’s execution and delivery of a Letter of Transmittal and Consent, together with any other required documents in accordance with the terms of the Offer and Consent Solicitation, electing thereby to participate in the Offer and Consent Solicitation, pursuant to Section 4(e) hereto) Holder shall not be deemed to have waived compliance with any provision of Securities Exchange Act of 1934 or of any rule or regulation thereunder, or of any rule of a self-regulatory organization.

(b) The Holder acknowledges and agrees that Holder may hereafter discover facts different from or in addition to those now known, or believed to be true, regarding the subject matter of this General Release Agreement, and that such different or additional facts may give rise to claims currently unknown, unanticipated and unsuspected, and further acknowledges and agrees that this General Release Agreement shall remain in full force and effect, notwithstanding the existence of any different or additional facts. Furthermore, the Holder acknowledges and agrees that the release set forth above constitutes a waiver and release of any rights or benefits that the law may provide, and that this General Release Agreement is entered into knowingly and voluntarily, without duress or undue influence, in consideration for the promises, obligations and rights set forth in the Offer and Consent Solicitation and this General Release Agreement. The Holder fully understands that if any facts regarding the subject matter underlying this General Release Agreement are found hereafter to be other than, or different from, any fact now believed to be true, the Holder accepts and assumes the risk of such possible difference(s) in fact. Without conceding the applicability thereof, the Holder agrees that it is familiar with Section 1542 of the Civil Code of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Accordingly, the Holder waives and relinquishes every right or benefit bestowed or potentially bestowed by Section 1542 above or any similar statute, rule or regulation in any state or jurisdiction, with respect to this General Release Agreement.

(c) The Holder acknowledges and intends that this General Release Agreement shall be effective as a bar to each and every one of the Released Claims. The Holder expressly consents that this General Release Agreement shall be given full force and effect according to each and all of its terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated claims), if any, as well as those relating to any other Released Claims. The Holder acknowledges and agrees that this waiver is an essential and material term of this General Release Agreement and that without such waiver the Company would not have agreed to consummate the transactions contemplated by the Offer and Consent Solicitation. The Holder further agrees that in the event she, he or it, or any other Releasor, should assert any Released Claim seeking damages against any of the Releasees, this General Release Agreement shall serve as a complete defense to any such Claim. The Holder agrees that neither this General Release Agreement, nor the furnishing of the consideration for this General Release Agreement, shall be deemed or construed at any time to be an admission by any Releasee or any Releasor of any improper or unlawful conduct. The Holder also agrees that if she, he or it, or any other Releasor, violates this General Release Agreement by asserting any Released Claims against any Releasee, the Holder will pay all costs and expenses of defending against the suit incurred by such Releasee, including attorneys’ fees.

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3. Representations and Warranties. The Holder hereby represents and warrants to the Company that:

(a) It has the full right, power, and authority to enter into this General Release Agreement, to grant the release contained herein and to perform its obligations hereunder.

(b) The execution of this General Release Agreement on behalf of the Holder, and the delivery of this General Release Agreement by the Holder, have been duly authorized by all necessary actions on the part of such Holder.

(c) This General Release Agreement has been executed and delivered by the Holder and (assuming due authorization, execution, and delivery by the Company) constitutes the legal, valid, and binding obligation of Holder, enforceable against Holder in accordance with its terms.

(d) It (i) knows of no Claims against the Company relating to or arising out of the Assumed Warrants, the Original Debentures, the Original Warrants, the PIK Notes, the Original Securities Purchase Agreement and the PIK Note Purchase Agreement, or otherwise, that are not covered by the release contained in Section 2 and (ii) has neither assigned nor transferred any of the Released Claims to any person or entity and no person or entity has subrogated to or has any interest or rights in any Released Claims.

4. Miscellaneous.

(a) Necessary Acts. The Holder hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this General Release Agreement and the transactions contemplated hereby.

(b) Governing Law; Consent to Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this General Release Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each of the parties agrees that all controversies arising from or related to this General Release Agreement shall be initiated in a state or federal court located the City of New York, and, accordingly, irrevocably submit to the jurisdiction and venue of such courts and agrees that service in any such action or proceeding may be made in any manner authorized by such courts.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES AGREES TO WAIVE HIS OR ITS RESPECTIVE RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY MATTER ARISING FROM OR RELATED TO THIS GENREAL RELEASE AGREEMENT. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT HE OR IT HAS REVIEWED THIS WAIVER WITH HER, HIS OR ITS LEGAL COUNSEL AND THAT SHE, HE OR IT KNOWINGLY AND VOLUNTARILY WAIVES HER, HIS OR ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(d) Severability. If any term or provision of this General Release Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(e) Approval of General Release Agreement; No Execution Required. By the Holder’s execution and delivery of a Letter of Transmittal and Consent, together with any other required documents in accordance with the terms of the Offer and Consent Solicitation, electing thereby to participate in the Offer and Consent Solicitation, the Holder shall be deemed to have authorized, approved and executed this General Release Agreement.

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Exhibit 10.3

AMENDMENT NO. 1 TO

SENIOR PROMISSORY NOTE PURCHASE AGREEMENT

This Amendment (this “PIK Note Amendment”) to that certain Senior Promissory Note Purchase Agreement, dated September 20, 2022 (the “Original Note Purchase Agreement”), which governs all of the PIK Notes (as defined below), is made and entered into effective as of the Expiration Date (as defined in the Offer to Amend (as defined below)), by and between FOXO Technologies Inc., a Delaware corporation (the “Company”), and the undersigned (each a “Holder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Original Note Purchase Agreement.

WHEREAS, subject to the terms and conditions set forth in the Original Note Purchase Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, the Company issued 15% Senior Promissory Notes to accredited investors in an aggregate principal amount of $3,457,500 (the “PIK Notes”);

WHEREAS, the Company is soliciting approval of this PIK Note Amendment in exchange for shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), as set forth in that certain Offer to Amend 15% Senior Promissory Notes and Consent Solicitation of FOXO Technologies Inc., dated April 27, 2023 (the “Offer to Amend”), a copy of which has been delivered to the Holder, and in connection therewith the Company intends to issue, subject to stockholder approval, 1.25 shares of Class A Common Stock for every $1.00 of Original Principal Amount (as defined in the Original Note Purchase Agreement) of PIK Notes held by the Holder, if the Holder participates in the Offer to Amend, on the terms and subject to the conditions set forth in the Offer to Amend;

WHEREAS, subject to the terms and conditions set forth in that certain Securities Purchase Agreement, dated January 25, 2021 (as amended, the “Securities Purchase Agreement”), and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, FOXO Technologies Operating Company (“Legacy FOXO”) issued securities of Legacy FOXO to accredited investors, including warrants to purchase an aggregate of 1,905,853 shares of Legacy FOXO’s Class A common stock at an exercise price of exercise price of $6.21, subject to adjustment (the “Original Warrants”);

WHEREAS, the Securities Purchase Agreement and the Original Warrants were assumed by the Company in connection with a business combination between the Company’s predecessor, Delwinds Insurance Acquisition Corp., and Legacy FOXO, consummated on September 15, 2022 (the “Business Combination” and such warrants, as assumed, the “Assumed Warrants”);

WHEREAS, concurrently with the Offer to Amend and in connection with the Company’s offer with respect to the exchange of the Assumed Warrants for shares of Class A Common Stock, as set forth in that certain Offer to Exchange Warrants to Acquire Shares of Class A Common Stock and Consent Solicitation of FOXO Technologies Inc., dated April 27, 2023 (the “Offer to Exchange”), the Company will exchange each tendered Assumed Warrant for an issuance of shares of Class A Common Stock, on the terms and subject to the conditions set forth in the Offer to Exchange;

WHEREAS, the Company also plans to offer Class A Common Stock or Common Stock Equivalents in exchange for a general release by the former holders of debentures issued in 2022 by Legacy FOXO (the “2022 Debentures”), which 2022 Debentures were exchanged by the Company for Class A Common Stock in connection with the Business Combination, subject to stockholder approval and other conditions to be determined by the Company, at a future date to be determined by the Company;

WHEREAS, the Company may conduct (i) a private placement of its equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $5 million (the “Private Placement”) and/or (ii) certain registered offerings of its equity, equity-linked or debt securities;

WHEREAS, each investor who participates in the Private Placement who was a holder of PIK Notes or Assumed Warrants as of the commencement of the Offer to Amend and Offer to Exchange, as applicable, and each former holder of 2022 Debentures, may receive additional shares of Class A Common Stock or Common Stock Equivalents as further consideration for participating in the Private Placement, in addition to the equity purchase price and other terms of such Private Placement offered to all investors; and

WHEREAS, in connection with the foregoing transactions, the Company and the Holder desire to amend the Original Note Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1.	Exempt Issuance. The definition of “Exempt Issuance” in Section 1.1 of the Original Note Purchase Agreement is hereby amended by deleting the word “and” immediately prior to clause (g) thereof and adding the following new clauses (h), (i), (j), (k) and (l) at the end thereof:

“(h) shares of Common Stock in connection with the approval of certain amendments hereto pursuant to an offer by the Company (the “Offer to Amend”), (i) shares of Common Stock in connection with the exchange offer by the Company (the “Exchange Offer”) to exchange for Common Stock for all of the warrants exchanged for those warrants issued pursuant to certain Securities Purchase Agreement, dated January 25, 2021, among FOXO Technologies Operating Company and the purchasers party thereto in a private placement with an exercise price of $6.21, subject to adjustment (the “Assumed Warrants”), conducted concurrently with the Offer to Amend, (j) shares of Common Stock or Common Stock Equivalents in connection with the general release by the former holders of debentures issued in 2022 by FOXO Technologies Operating Company (the “2022 Debentures”), which 2022 Debentures were exchanged by the Company for Common Stock in connection with a business combination between FOXO Technologies Operating Company and the Company’s predecessor, Delwinds Insurance Acquisition Corp., (k) shares of Common Stock or Common Stock Equivalents issued in (i) a private placement of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $5 million (the “Private Placement”) and/or (ii) a registered offering of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $20 million (a “Public Financing”), provided that (A) the proceeds of a Private Placement resulting in gross proceeds to the Company of at least $2 million are used by the Company to prepay not less than 25% of the aggregate Outstanding Principal Balance (as defined in the Notes) of the Notes as of the date of prepayment on a pro-rata basis upon the closing of such Private Placement, and (B) the proceeds of a Public Financing resulting in gross proceeds to the Company of at least $10 million are used by the Company to prepay all of the Outstanding Principal Balance as of the date of prepayment upon the closing of such Public Financing, and (l) shares of Common Stock or Common Stock Equivalents that may be offered by the Company to each investor who participates in the Private Placement who was a holder of Assumed Warrants or Notes as of the commencement of the Exchange Offer or the Offer to Amend, as applicable, and each former holder of 10% Original Issue Discount Convertible Debentures issued in 2022 by FOXO Technologies Operating Company, as further consideration for participating in the Private Placement, in addition to the equity purchase price and other terms of such Private Placement offered to all investors.”

2.	Necessary Acts. Each party to this PIK Note Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this PIK Note Amendment and the transactions contemplated hereby.

3.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this PIK Note Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

4.	Continued Validity. Except as otherwise expressly provided herein, the Original Note Purchase Agreement and the terms of the PIK Notes shall remain in full force and effect.

5.	Approval of Amendment; No Execution Required. By the Holder’s execution and delivery of an Election to Consent, together with any other required documents in accordance with the terms of the Offer to Amend, electing thereby to participate in the Offer to Amend, the Holder shall be deemed to have authorized, approved and executed this PIK Note Amendment.

Exhibit 10.4

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “General Release Agreement”) is made and entered into effective as of the Expiration Date (as defined in the Offer to Amend (as defined below)), between FOXO Technologies Inc., a Delaware corporation (the “Company”), and the undersigned (the “Holder,” and together with the Company, the “Parties”, and each, a “Party”).

WHEREAS, the Holder is a holder of the Company’s 15% Senior Promissory Notes (the “PIK Notes”) issued by the Company to accredited investors pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, in an aggregate principal amount of $3,457,500, pursuant to that certain Senior Promissory Note Purchase Agreement, dated September 20, 2022 (as amended, the “PIK Note Purchase Agreement”), which governs all of the PIK Notes;

WHEREAS, in connection with the Company’s offer to solicit the approval of certain amendments to the PIK Note Purchase Agreement in exchange for shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), as set forth in that certain Offer to Amend 15% Senior Promissory Notes and Consent Solicitation of FOXO Technologies Inc., dated April 27, 2023 (the “Offer to Amend”), a copy of which has been delivered to the Holder, the Company intends to issue, subject to stockholder approval, 1.25 shares of Class A Common Stock for every $1.00 of Original Principal Amount (as defined in the PIK Note Purchase Agreement) of PIK Notes held by the Holder, if the Holder participates in the Offer to Amend, on the terms and subject to the conditions set forth in the Offer to Amend;

WHEREAS, pursuant to the terms set forth in the Offer to Amend, in order for a holder of PIK Notes to participate in the Offer to Amend, such holder must consent to this General Release Agreement; and

WHEREAS, the Parties desire to execute and deliver this general release on the terms and conditions set out herein.

NOW, THEREFORE, in consideration of the premises set out above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this General Release Agreement have the respective meanings assigned to them in the Offer to Amend.

2. General Release.

(a) In consideration of the covenants, agreements, and undertakings of the Company under the Offer to Amend and this General Release Agreement, effective upon the Expiration Date, the Holder, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, managers, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the Company and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, predecessors, employees, officers, directors, shareholders, managers, members, agents (including, without limitation, Joseph Gunnar & Co., LLC, as Placement Agent for the Company’s securities), representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Expiration Date, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this General Release Agreement; provided, however, that this General Release Agreement shall not relieve the Company from (i) its indemnification obligations under indemnification agreements with the Company’s current or former directors and officers, (ii) its obligations pursuant to employment agreements with the Company’s current or former employees or (iii) its repayment obligations pursuant to the PIK Note Purchase Agreement and the PIK Notes, which shall remain in full force and effect (the “Released Claims”). Notwithstanding anything else in this General Release Agreement to the contrary, by executing this General Release Agreement (by Holder’s execution and delivery of an Election to Consent, together with any other required documents in accordance with the terms of the Offer to Amend, electing thereby to participate in the Offer to Amend, pursuant to Section 4(e) hereto) Holder shall not be deemed to have waived compliance with any provision of Securities Exchange Act of 1934 or of any rule or regulation thereunder, or of any rule of a self-regulatory organization.

(b) The Holder acknowledges and agrees that Holder may hereafter discover facts different from or in addition to those now known, or believed to be true, regarding the subject matter of this General Release Agreement, and that such different or additional facts may give rise to claims currently unknown, unanticipated and unsuspected, and further acknowledges and agrees that this General Release Agreement shall remain in full force and effect, notwithstanding the existence of any different or additional facts. Furthermore, the Holder acknowledges and agrees that the release set forth above constitutes a waiver and release of any rights or benefits that the law may provide, and that this General Release Agreement is entered into knowingly and voluntarily, without duress or undue influence, in consideration for the promises, obligations and rights set forth in the Offer to Amend and this General Release Agreement. The Holder fully understands that if any facts regarding the subject matter underlying this General Release Agreement are found hereafter to be other than, or different from, any fact now believed to be true, the Holder accepts and assumes the risk of such possible difference(s) in fact. Without conceding the applicability thereof, the Holder agrees that it is familiar with Section 1542 of the Civil Code of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Accordingly, the Holder waives and relinquishes every right or benefit bestowed or potentially bestowed by Section 1542 above or any similar statute, rule or regulation in any state or jurisdiction, with respect to this General Release Agreement.

(c) The Holder acknowledges and intends that this General Release Agreement shall be effective as a bar to each and every one of the Released Claims. The Holder expressly consents that this General Release Agreement shall be given full force and effect according to each and all of its terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated claims), if any, as well as those relating to any other Released Claims. The Holder acknowledges and agrees that this waiver is an essential and material term of this General Release Agreement and that without such waiver the Company would not have agreed to consummate the transactions contemplated by the Offer to Amend. The Holder further agrees that in the event she, he or it, or any other Releasor, should assert any Released Claim seeking damages against any of the Releasees, this General Release Agreement shall serve as a complete defense to any such Claim. The Holder agrees that neither this General Release Agreement, nor the furnishing of the consideration for this General Release Agreement, shall be deemed or construed at any time to be an admission by any Releasee or any Releasor of any improper or unlawful conduct. The Holder also agrees that if she, he or it, or any other Releasor, violates this General Release Agreement by asserting any Released Claims against any Releasee, the Holder will pay all costs and expenses of defending against the suit incurred by such Releasee, including attorneys’ fees.

3. Representations and Warranties. The Holder hereby represents and warrants to the Company that:

(a) It has the full right, power, and authority to enter into this General Release Agreement, to grant the release contained herein and to perform its obligations hereunder.

2

(b) The execution of this General Release Agreement on behalf of the Holder, and the delivery of this General Release Agreement by the Holder, have been duly authorized by all necessary actions on the part of such Holder.

(c) This General Release Agreement has been executed and delivered by the Holder and (assuming due authorization, execution, and delivery by the Company) constitutes the legal, valid, and binding obligation of Holder, enforceable against Holder in accordance with its terms.

(d) It (i) knows of no Claims against the Company relating to or arising out of the PIK Notes and the PIK Note Purchase Agreement, or otherwise, that are not covered by the release contained in Section 2 and (ii) has neither assigned nor transferred any of the Released Claims to any person or entity and no person or entity has subrogated to or has any interest or rights in any Released Claims.

4. Miscellaneous.

(a) Necessary Acts. The Holder hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this General Release Agreement and the transactions contemplated hereby.

(b) Governing Law; Consent to Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this General Release Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each of the parties agrees that all controversies arising from or related to this General Release Agreement shall be initiated in a state or federal court located the City of New York, and, accordingly, irrevocably submit to the jurisdiction and venue of such courts and agrees that service in any such action or proceeding may be made in any manner authorized by such courts.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES AGREES TO WAIVE HIS OR ITS RESPECTIVE RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY MATTER ARISING FROM OR RELATED TO THIS GENREAL RELEASE AGREEMENT. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT HE OR IT HAS REVIEWED THIS WAIVER WITH HER, HIS OR ITS LEGAL COUNSEL AND THAT SHE, HE OR IT KNOWINGLY AND VOLUNTARILY WAIVES HER, HIS OR ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(d) Severability. If any term or provision of this General Release Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(e) Approval of General Release Agreement; No Execution Required. By the Holder’s execution and delivery of an Election to Consent, together with any other required documents in accordance with the terms of the Offer to Amend, electing thereby to participate in the Offer to Amend, the Holder shall be deemed to have authorized, approved and executed this General Release Agreement.

3

Exhibit 10.5

FOXO TECHNOLOGIES INC.

AMENDED AND RESTATED
2022 EQUITY INCENTIVE PLAN

1. Purpose; Eligibility.

1.1. General Purpose. FOXO Technologies Inc., a Delaware corporation (the “Company”), originally established the FOXO Technologies Inc. 2022 Equity Incentive Plan (the “Original Plan”), effective as of February 24, 2022 (the “Effective Date”). The Original Plan is hereby amended and restated in its entirety, effective May 26, 2023, in connection with the Company’s 2023 annual meeting of stockholders (as amended and restated, the “Plan”). The purposes of the Plan are to (a) enable the Company and any Affiliate to attract and retain the types of Service Providers who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Service Providers with those of the shareholders of the Company; and (c) promote the success of the Company’s business.

1.2. Eligible Award Recipients. The persons eligible to receive Awards are the Service Providers of the Company and its Affiliates designated by the Committee who either are Service Providers or are reasonably expected to become Service Providers.

1.3. Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, and (e) Other Equity-Based Awards.

2. Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, or an Other Equity-Based Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cause” means:

(a) With respect to any Employee or Consultant, unless the applicable Award Agreement states otherwise:

(a) If the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(b) If no such agreement exists, or if such agreement does not define Cause:

(A) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude;

(B) the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate;

(C) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute;

(D) gross negligence or willful misconduct with respect to the Company or an Affiliate;

(E) material violation of state or federal securities laws; or

(F) material violation of any written policy or code of conduct of the Company or an Affiliate.

(b) With respect to any Director, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following:

(a) malfeasance in office;

(b) gross misconduct or neglect;

(c) false or fraudulent misrepresentation inducing the director’s appointment;

(d) willful conversion of corporate funds; or

(e) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control”

(a) The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Company;

(b) The date which is ten (10) business days prior to the consummation of a complete liquidation or dissolution of the Company;

(c) The acquisition by any Person of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (d) of this definition, or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or

(d) The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) newly becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

If a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Section 409A of the Code, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4.

“Common Stock” means the Class A Common Stock, $0.00001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means FOXO Technologies Inc. a Delaware corporation, and any successor thereto.

“Consultant” means any individual or entity which performs bona fide services to the Company or an Affiliate, other than as an Employee or Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Deferred Stock Units (DSUs)” has the meaning set forth in Section 8.2 hereof.

“Director” means a member of the Board.

“Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.12 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.12 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 16.13.

“Effective Date” shall mean February 24, 2022.

“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate. Solely for purposes of Substitute Awards, the term Employee includes any current or former Employee of an Acquired Entity (as defined in the definition of Substitute Awards) who holds Acquired Entity Awards (as defined in the definition of Substitute Awards) immediately prior to the Acquisition Date (as defined in the definition of Substitute Awards).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the Common Stock as determined below:

(a) If the Common Stock is readily tradable on an established securities market, its Fair Market Value will be the closing sales price for a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such market for the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable. Notwithstanding the foregoing, the Committee may, in its sole discretion and if consistently applied, elect that Fair Market Value will be determined based upon the last sale before or the first sale after the determination date, the arithmetic mean of the high and low prices on the trading day before or the trading day of the determination date.

(b) If the Common Stock is not readily tradable on an established securities market, the Fair Market Value will be determined in good faith by the Committee and, to the extent necessary, shall be determined in a manner consistent with Section 409A of the Code and the regulations thereunder.

The Committee’s determination of Fair Market Value shall be conclusive and binding on all persons. The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

“Good Reason” means, unless the applicable Award Agreement states otherwise:

(a) If an Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or

(b) If no such agreement exists or if such agreement does not define Good Reason, the occurrence (without a Participant’s express written consent) of one or more of the following: (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure or (ii) a material reduction in the Participant’s base salary or bonus opportunity.

A Participant does not have Good Reason unless he or she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Participant does not terminate his or her employment for Good Reason within 180 days after the first occurrence of the applicable grounds, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3. Solely for purposes of Substitute Awards, the term Non-Employee Director includes any current or former non-employee director of an Acquired Entity (as defined in the definition of Substitute Awards) who holds Acquired Entity Awards (as defined in the definition of Substitute Awards) immediately prior to the Acquisition Date (as defined in the definition of Substitute Awards).

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit that is granted under Section 9 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Permitted Transferee” means:

(a) a member of the Participant’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests; and

(b) such other transferees as may be permitted by the Committee in its sole discretion.

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

“Plan” means this FOXO Technologies Inc. 2022 Equity Incentive Plan, as amended and/or amended and restated from time to time.

“Restricted Award” means any Award granted pursuant to Section 8.

“Restricted Period” has the meaning set forth in Section 8.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means an Employee, Director or Consultant.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7.

“Stock for Stock Exchange” has the meaning set forth in Section 6.4(b)(i).

“Substitute Award” means an Award granted under the Plan in substitution for stock or stock-based awards (“Acquired Entity Awards”) held by current and former employees or former non-employee directors of another corporation or entity who become Employees or Non-Employee Directors as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of property or stock of, or other ownership interest in, the Acquired Entity immediately prior to such merger, consolidation, or acquisition (“Acquisition Date”) as agreed to by the parties to such corporate transaction and as may be set forth in the definitive purchase agreement. The limitations of Section 4.1 on the number of shares reserved or available for grants, and the limitations under Section 6 and Section 7 with respect to the Option Exercise Price shall not apply to Substitute Awards. Any issuance of a Substitute Award which relates to an Option or a SAR shall be completed in conformity with the rules under Sections 424 and 409A of the Code relating to the substitutions and assumptions of stock rights by reason of a corporate transaction to the extent applicable.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3. Administration.

3.1. Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority to construe and interpret the Plan and apply its provisions; to determine when Awards are to be granted under the Plan and the applicable Grant Date; to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such Award; to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments; and to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan. The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, shareholder approval shall be required before the repricing is effective.

3.2. Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company, the Participants, and all other Persons, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3. Delegation. The Committee or, if no Committee has been appointed, the Board may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee.

3.4. Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.

4. Shares Subject to the Plan; Limitation of Number of Shares Awarded; General Terms.

4.1. Subject to adjustment in accordance with Section 13, no more than 6,518,620 shares of Common Stock shall be available for the grant of Awards under the Plan (the “Maximum Limitation”). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards. The maximum number of shares that may be subject to grants of Incentive Stock Options is the Maximum Limitation. Shares delivered by the Company under the Plan may be authorized but unissued shares, shares held in the treasury of the Company or shares purchased on the open market (including private purchases) in accordance with Applicable Laws. Any shares required to satisfy Substitute Awards shall not count against the Maximum Limitation.

4.2. Any issued shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

4.3. The maximum grant date fair value (determined in accordance with ASC Topic 718) of all Awards granted to any individual for services as a Non-Employee Director during any calendar year shall not exceed $500,000.

5. Eligibility.

5.1. Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to any Service Provider and those individuals whom the Committee determines are reasonably expected to become Service Providers following the Grant Date.

5.2. Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6. Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other Person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1. Term. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the term of an Incentive Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of ten (10) years from the Grant Date.

6.2. Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3. Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4. Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by Applicable Laws, either

(a) in cash or by certified or bank check at the time the Option is exercised or

(b) if approved by the Committee, as determined in its sole discretion,

(i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”);

(ii) a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option Exercise Price may be satisfied, in whole or in part, with shares of Common Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Exercise Price;

(iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise;

(iv) by any combination of the foregoing methods; or

(v) in any other form of legal consideration that may be acceptable to the Committee.

Unless otherwise specifically provided in the Option Award Agreement, the Option Exercise Price that is paid by delivery (or attestation) to the Company of other Common Stock acquired shall be paid only by shares of the Common Stock that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.5. Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6. Transferability of a Non-qualified Stock Option. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7. Vesting of Options; Default Vesting. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event. Unless otherwise specified in this Plan or set forth in an individual Award Agreement, Options shall vest in monthly increments over a period of three (3) years.

6.8. Exercise Requirements. An Option will be deemed exercised when the Company receives: (a) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (b) full payment of the Option Exercise Price (including provision for any applicable tax withholding).

6.9. Non-Exempt Employees. If an Option is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Common Stock until at least six (6) months following the Grant Date of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (a) if such non-exempt Employee dies or suffers a Disability, (b) upon a Change in Control in which such Option is not assumed, continued, or substituted, or (c) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the then current employment policies and guidelines of the Company or employing Affiliate), the vested portion of any Option may be exercised earlier than six (6) months following the Grant Date. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from the Participant’s regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any shares of Common Stock under any other Award will be exempt from the Employee’s regular rate of pay, the provisions of this Section 6.9 will apply to all Awards and are hereby incorporated by reference into such Award Agreements.

6.10. Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.11. Extension of Termination Date. If the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.12. Disability of Optionholder. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.13. Death of Optionholder. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.14. Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

7. Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

7.1. Term. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

7.2. Vesting. Each Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Stock Appreciation Right upon the occurrence of a specified event.

7.3. Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

7.4. Exercise Price. The exercise price of a Stock Appreciation Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right.

8. Restricted Awards. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock (or such other ratio of shares of Common Stock as the Committee shall determine), which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

8.1. Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (a) an escrow agreement satisfactory to the Committee, if applicable and (b) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an Award Agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award Agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends or earnings.

8.2. Restricted Stock Units. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date or lapse of the Restricted Period until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”). At the discretion of the Committee, each Restricted Stock Unit or Deferred Stock Unit (representing one share of Common Stock) may be credited with an amount equal to the cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit or Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit or Deferred Stock Unit and, if such Restricted Stock Unit or Deferred Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents or earnings.

8.3. Restrictions.

(a) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (i) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (ii) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (iii) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (iv) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.

(b) Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (i) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable performance criteria during such period, to the extent provided in the applicable Award Agreement and (ii) such other terms and conditions as may be set forth in the applicable Award Agreement. To the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company.

(c) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.

8.4. Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement. No Restricted Award may be granted or settled for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and lapse of the Restricted Period in the terms of any Award Agreement upon the occurrence of a specified event.

8.5. Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(a) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.3 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any.

(b) Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.2 hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

8.6. Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

9. Other Equity-Based Awards. The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Other Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the grant of Other Equity-Based Awards, subject to such minimum consideration as may be required by Applicable Laws.

10. Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

11. Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

12. Miscellaneous.

12.1. Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

12.2. Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 13 hereof.

12.3. No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in any capacity or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

12.4. Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company or an employing Affiliate, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

12.5. Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company or an Affiliate) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock. Any payment of taxes by assigning or delivering shares of Common Stock to the Company may be subject to restrictions, including any restrictions required by the U.S. Securities and Exchange Commission, accounting or other rules.

13. Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the performance goals to which Awards are subject, and the maximum number of shares of Common Stock subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 13, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 13 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 13 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 13 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

14. Effect of Change in Control.

14.1. Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary:

(a) In the event of a Participant’s termination of Continuous Service without Cause or for Good Reason during the 12-month period following a Change in Control, all outstanding Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the shares subject to such Options or Stock Appreciation Rights, and the Restricted Period shall expire immediately with respect to 100% of the outstanding shares of Restricted Stock or Restricted Stock Units as of the date of the Participant’s termination of Continuous Service.

(b) With respect to Awards subject to performance goals, in the event of a Change in Control, all incomplete performance periods in respect of such Awards in effect on the date the Change in Control occurs shall end on the date of such change and the Committee shall (i) determine the extent to which performance goals with respect to each such performance period have been met based upon such audited or unaudited financial information then available as it deems relevant and (ii) cause to be paid to the applicable Participant partial or full Awards with respect to performance goals for each such performance period based upon the Committee’s determination of the degree of attainment of performance goals or, if not determinable, assuming that the applicable “target” levels of performance have been attained, or on such other basis determined by the Committee.

To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) and (b) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.

14.2. In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least ten (10) days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Option with an Option Exercise Price (or SAR exercise price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

14.3. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

15. Amendment of the Plan and Awards.

15.1. Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 13 relating to adjustments upon changes in Common Stock and Section 15.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

15.2. Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.

15.3. Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

15.4. No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

15.5. Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute a material impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

16. General Provisions.

16.1. Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

16.2. Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with Applicable Laws).

16.3. Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or its Affiliates from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.4. Discretionary Nature of Plan. The benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. Unless otherwise required by Applicable Laws, the benefits and rights provided under the Plan are not to be considered part of a Participant’s salary or compensation or for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. By acceptance of an Award, a Participant waives any and all rights to compensation or damages as a result of the termination of employment with the Company or any Affiliate for any reason whatsoever insofar as those rights result or may result from this Plan or any Award.

16.5. Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

16.6. Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

16.7. Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

16.8. Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 13.

16.9. Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

16.10. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

16.11. Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.

16.12. Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

16.13. Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

16.14. Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 16.14, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

16.15. Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing and received by the Company during the Participant’s lifetime.

16.16. Expenses. The costs of administering the Plan shall be paid by the Company.

16.17. Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

16.18. Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

16.19. Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

17. Effective Date of Plan. The Original Plan, as approved by the Board on February 24, 2022, became effective as of the Effective Date. The shareholders of the Company approved the Original Plan on September 14, 2022.

18. Termination or Suspension of the Plan. Unless otherwise extended by the Board, the Plan shall terminate automatically on the date that is ten (10) years after the Plan’s adoption by the Board. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 15.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

19. Choice of Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.